Exhibit 10.3

BANK OF THE SIERRA

Salary Continuation Agreement

FIRST AMENDMENT

TO THE

BANK OF THE SIERRA

SALARY CONTINUATION AGREEMENT

DATED OCTOBER 1, 2002

FOR

KENNETH TAYLOR

THIS FIRST AMENDMENT is adopted this      day of                     , 2006, effective as of January 1, 2007, by and between Bank of the Sierra, a state-chartered commercial bank located in Porterville, California (the “Company”), and Kenneth Taylor (the “Executive”).

The Company and the Executive executed the Salary Continuation Agreement effective as of October 1, 2002 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

Section 1.9 of the Agreement shall be deleted in its entirety and replaced by the following:

1.9	“Plan Year” means a twelve-month period commencing on January 1st and ending on December 31st of each year.

The following Section 1.9a shall be added to the Agreement immediately following Section 1.9:

1.9a	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise, as determined by the plan administrator based on the twelve (12) month period ending each December 31 (the “identification period”) If the Executive is determined to be a Specified Employee for an identification period, the Executive shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.

Section 1.11 of the Agreement shall be deleted in its entirety and replaced by the following:

1.11

“Termination of Employment” means the voluntary or involuntary termination of the Executive’s employment with the Company for reasons other than death. Whether a Termination of Employment takes place is determined in accordance with the requirements of Code Section 409A based on the facts and circumstances surrounding the

BANK OF THE SIERRA

Salary Continuation Agreement

termination of the Executive’s employment and whether the Company and the Executive intended for the Executive to provide significant services for the Company following such termination. A Termination of Employment will not have occurred if:

(a)	the Executive continues to provide services as an employee of the Company at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or, if employed less than three (3) years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three (3) full calendar years of employment (or, if less, such lesser period), or

(b)	the Executive continues to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or if employed less than three (3) years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three (3) full calendar years of employment (or if less, such lesser period).

The Executive’s employment relationship will be treated as continuing intact while the Executive is on military leave, sick leave or other bona fide leave of absence if the period of such leave of absence does not exceed six (6) months, or if longer, so long as the Executive’s right to reemployment with the Company is provided either by statute or by contract. If the period of leave exceeds six (6) months and there is no right to reemployment, a Termination of Employment will be deemed to have occurred as of the first date immediately following such six (6) month period.

Section 2.1.1 of the Agreement shall be deleted in its entirety and replaced by the following:

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is One Hundred Thousand Dollars ($100,000).

Sections 2.1.3 and 2.5.3 of the Agreement shall be deleted in their entirety.

Section 2.5.2 of the Agreement shall be deleted in its entirety and replaced by the following:

2.5.2	Payment of Benefit. The Company shall pay the annual benefit determined in Section 2.5.1 to the Executive in 12 equal monthly installments commencing with the month following Termination of Employment, paying the annual benefit to the Executive for a period of 15 years.

BANK OF THE SIERRA

Salary Continuation Agreement

The following Sections 2.6, 2.7 and 2.8 shall be added to the Agreement immediately following Section 2.5.2:

2.6	Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Termination of Employment, the provisions of this Section 2.6 shall govern all distributions hereunder. Benefit distributions that are made due to a Termination of Employment occurring while the Executive is a Specified Employee shall not be made during the first six (6) months following Termination of Employment. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

2.7	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon any amount is required to be included in income by the Executive prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A, the Executive may petition the plan administrator for a distribution of that portion of the amount the Company has accrued with respect to the Company’s obligations hereunder that is required to be included in the Executive’s income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Executive immediately available funds in an amount equal to the portion of the amount the Company has accrued with respect to the Company’s obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A, within ninety (90) days of the date when the Executive’s petition is granted. Such a distribution shall affect and reduce the Executive’s benefits to be paid under this Agreement.

2.8	Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Company may, subject to the terms of Section 7.1, amend the Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A and the regulations thereunder;

(b)	must, for benefits distributable under Sections 2.1, 2.3, 2.4 and 2.5, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the amendment is made.

BANK OF THE SIERRA

Salary Continuation Agreement

Article 3 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 3

Death Benefits

3.1	Death During Active Service. If the Executive dies prior to Termination of Employment, the Company shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of any benefit under Article 2.

3.1.1	Amount of Benefit. The benefit under this Section 3.1 is Three Hundred Thirty-Four Thousand One Hundred Dollars ($334,100).

3.1.2	Distribution of Benefit. The Company shall distribute the benefit to the Beneficiary in a lump sum within thirty (30) days following receipt by the Company of the Executive’s death certificate.

3.2	Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Company shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts that would have been distributed to the Executive had the Executive survived.

3.3	Death After Termination of Employment But Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Company shall distribute to the Beneficiary the same benefits that the Executive was entitled to prior to death except that the benefit distributions shall commence within thirty (30) days following receipt by the Company of the Executive’s death certificate.

Article 7 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 7

Amendments and Termination

7.1	Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

7.2

Plan Termination Generally. The Company and the Executive may mutually terminate this Agreement at any time. The benefit hereunder shall be the amount the Company has accrued with respect to the Company’s obligations hereunder as of the date the

BANK OF THE SIERRA

Salary Continuation Agreement

Agreement is terminated. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if this Agreement terminates in the following circumstances:

(a)	Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;

the Company may distribute the amount the Company should have accrued with respect to the Company’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

The following Section 8.11 shall be added to the Agreement immediately following Section 8.10:

8.11	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

BANK OF THE SIERRA

Salary Continuation Agreement

The Schedule A attached to this Amendment supersedes any previous Schedule A attached or otherwise used in connection with the Agreement.

IN WITNESS OF THE ABOVE, the Company and the Executive hereby consent to this First Amendment.

Executive:	Bank of the Sierra

By
Kenneth Taylor	Title